Exhibit 99.1

EVINE Live Reports Fourth Quarter and Fiscal 2014 Results

MINNEAPOLIS, MN – March 18, 2015 – EVINE Live Inc. (NASDAQ: EVLV), a digital commerce company (evine.com), announced operating results for its fiscal 2014 fourth quarter (Q4’14) and year ended January 31, 2015 (FY’14). The Company will host an investor conference call/webcast today at 11:00 a.m. ET.

2014 Fiscal Fourth Quarter

Financial Highlights

•	Total sales of $201 million, rose 4% over prior year fourth quarter

•	Gross profit of $66 million, an increase of 6%

•	Adjusted EBITDA of $7 million, rose 44%

•	Adjusted net income of $3.7 million, an increase of $3.4 million

•	Diluted EPS of $0.06 share, a $0.09 improvement

Operating Highlights

•	Online net sales of $93 million grew 4% to represent 46.1% of the total, a 20 bps increase

•	Mobile represented our fasting growing platform, with sales of $32 million up 24%

•	Net shipped units increased 23% to an all-time quarterly high of 2.9 million

•	Average purchase frequency increased 17% to a record high of 4.3 units per customer

•	Return rate of 19.9%, declined 160 basis points

2014 Fiscal Year

Highlights

•	Total sales of $675 million, an increase of 5% over 2013 fiscal year

•	Gross profit of $245 million, an increase of 7%

•	Adjusted EBITDA of $23 million, rose 26%

•	Adjusted net income of $7.7 million, an increase of $8.1 million

•	Diluted EPS loss of $0.03 share, a $0.02 improvement

Mark Bozek, CEO of EVINE Live, said, “Our fourth quarter results were solid, and we are pleased with the progress we have made in strengthening the organization and repositioning to a digital commerce company. Most importantly, at this early stage we have created a high level of enthusiasm and competitiveness that has not existed at this Company in a long time. We have begun a range of brand partnerships and digital commerce initiatives that we believe will help drive long-term sustainable growth in sales and profitability. We look forward to hosting an investor day at our headquarters on May 28th, where we will share more on our progress”.

William McGrath, EVP & CFO of EVINE Live, said, “Our adjusted EBITDA margin of 3.4% for fiscal 2014, reflected a 60 basis point annual improvement. We are committed to continuing to improve our profitability levels and to enhance our liquidity. At the end of the quarter, we had $21.9 million in cash, including restricted cash. On March 6th, we increased our revolving credit facility with PNC by an additional $15 million. This expansion provides the company with greater flexibility and liquidity to support future growth.”

SUMMARY RESULTS AND KEY OPERATING METRICS

($ Millions, except average price points and EPS)

	Q4 ‘14 1/31/2015	Q4 ‘13 2/1/2014		Change	FY’14 1/31/2015	FY’13 2/1/2014		Change
Net Sales	$201.2	$193.3		4%	$674.6	$640.5		5%
Gross Profit	$65.5	$62.1		6%	$245.0	$230.0		7%
Gross Profit %	32.6%	32.1%		+50 bps	36.3%	35.9%		+40 bps
Adjusted EBITDA	$7.0	$4.8		44%	$22.8	$18.0		26%

Adjusted Net Income/(Loss)	$3.7	$0.3		$3.4	$7.7	($0.4)		$8.1
Less:
Activist Shareholder Response Costs	$0.0	($1.8)		$1.8	($3.5)	($2.1)		($1.4)
Executive Transition Costs	($0.5)	$0.0		($0.5)	($5.5)	$0.0		($5.5)

Net Income/(Loss)	$3.3	($1.5)		$4.8	($1.4)	($2.5)		$1.1

Net Income/(Loss) per Share	$0.06	$(0.03)		$0.09	($0.03)	($0.05)		$0.02

Adjusted Net Income/(Loss) per Share	$0.06	$0.00		$0.06	$0.14	($0.01)		$0.15

Homes (Average 000s)	87,889	86,669		1%	87,481	86,120		2%
Net Shipped Units (000s)	2,898	2,363		23%	9,055	7,152		27%
Average Selling Price	$63	$74		-15%	$67	$81		-17%
Return Rate %	19.9%	21.5%		-160 bps	21.5%	22.3%		-80 bps
Online Net Sales %	46.1%	45.9	% *	+20 bps	44.6%	45.2	% *	-60 bps
Total Customers - 12 Month Rolling	N/A	N/A		N/A	1,446,004	1,357,328		7%

*	The above Internet Net Sales percentage metric for Q4 F13 and FY’13 reflect a correction of our previously reported Internet Net Sales percentages for these respective periods. Previously reported Internet Net Sales Percentages were 47.0% for Q4 F13 and 46.4% for FY’13.

% of Net Sale by Category	Q4’14	Q4’13	FY’14	FY’13
Jewelry & Watches	37%	36%	42%	43%
Beauty, Health & Fitness	13%	12%	14%	13%
Fashion & Accessories	13%	10%	15%	11%
Home & Consumer Electronics	37%	42%	29%	33%

	100%	100%	100%	100%

Conference Call / Webcast Today, Wednesday, March 18, 2015 at 11 a.m. EST:

WEBCAST/WEB REPLAY:	http://edge.media-server.com/m/p/qcw45rj9

TELEPHONE:	(866) 515-2909

PASSCODE:	4458-0460

Please also join @EVINELive on Twitter to participate in Mr. Bozek’s opening remarks in a live video stream via Meerkat.

About EVINE Live Inc.

EVINE Live is a digital commerce company that offers customers multiple ways to shop and interact via TV, online and on mobile devices in the merchandise categories of Home, Beauty, Health & Fitness, Fashion & Accessories, Jewelry & Watches and Consumer Electronics. Under the leadership of Mark Bozek, who took over as CEO in June 2014, the Company has begun its repositioning to a true digital commerce company. EVINE Live has access to 87 million cable and satellite television homes and is also available nationwide via live streaming at www.evine.com. Effective November 2014, the Company’s name changed to EVINE Live Inc. and its NASDAQ trading symbol changed to EVLV from VVTV. Previously, the Company’s corporate name was ValueVision Media, Inc. and it operated as ShopHQ.

Please visit www.evine.com/ir for more investor information and to review an updated investor deck.

Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income/(Loss) and Adjusted Earnings Per Share

EBITDA represents net income (loss) for the respective periods excluding depreciation and amortization expense, interest income (expense) and income taxes. The Company defines Adjusted EBITDA as EBITDA excluding debt extinguishment; non-operating gains (losses); non-cash impairment charges and write-downs; activist shareholder response costs; executive transition costs and non-cash share-based compensation expense. The Company defines Adjusted Net Income/(Loss) as net income/(loss) excluding non-cash impairment charges and write-downs; debt extinguishment; executive transition costs and activist shareholder response costs. The Company defines Adjusted EBITDA Margin as Adjusted EBITDA divided by Net Sales. The Company has included the term “Adjusted EBITDA” in our EBITDA reconciliation in order to adequately assess the operating performance of our television and Internet businesses and in order to maintain comparability to our analyst’s coverage and financial guidance, when given. Management believes that the terms Adjusted EBITDA and Adjusted Net Income/(Loss) allow investors to make a more meaningful comparison between our business operating results over different periods of time with those of other similar companies. In addition, management uses Adjusted EBITDA as a metric to evaluate operating performance under the Company’s management and executive incentive compensation programs. Adjusted EBITDA and Adjusted Net Income/(Loss) should not be construed as alternatives to operating income (loss), net income (loss) or to cash flows from operating activities as determined in accordance with generally accepted accounting principles and should not be construed as measures of liquidity. Adjusted EBITDA and Adjusted Net Income/(Loss) may not be comparable to similarly entitled measures reported by other companies. The Company has included a reconciliation of each of Adjusted EBITDA and Adjusted Net Income/(Loss) to net income (loss), their most directly comparable GAAP financial measure, in this release.

Forward-Looking Information

This release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as anticipate, believe, estimate, expect, intend, predict, hope, should, plan or similar expressions. Any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. These statements are based on management’s current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): consumer preferences, spending and debt levels; the general economic and credit environment; interest rates; seasonal variations in consumer purchasing activities; the ability to achieve the most effective product category mixes to maximize sales and margin objectives; competitive pressures on sales; pricing and gross sales margins; the level of cable and satellite distribution for our programming and the associated fees; our ability to establish and maintain acceptable commercial terms with third-party vendors and other third parties with whom we have contractual relationships, and to successfully manage key vendor relationships and develop key partnerships and proprietary brands; our ability to manage our operating expenses successfully and our working capital levels; our ability to remain compliant with our long-term credit facility covenants; our ability to successfully transition our brand name and corporate name; customer acceptance of our new branding strategy and our repositioning as a digital commerce company; the market demand for television station sales; changes to our management and information systems infrastructure; challenges to our data and information security; changes in governmental or regulatory requirements; litigation or governmental proceedings affecting our operations; significant public events that are difficult to predict, or other significant television-covering events causing an interruption of television coverage or that directly compete with the viewership of our programming; and our ability to obtain and retain key executives and employees. More detailed information about those factors is set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this announcement. The Company is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

(Tables follow)

EVINE Live Inc.

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share data)

	January 31, 2015	February 1, 2014
	(Unaudited)
ASSETS
Current assets:
Cash	$19,828	$29,177
Restricted cash and investments	2,100	2,100
Accounts receivable, net	112,275	107,386
Inventories	61,456	51,162
Prepaid expenses and other	5,284	6,032

Total current assets	200,943	195,857
Property and equipment, net	42,759	24,952
FCC broadcasting license	12,000	12,000
Other assets	1,989	896

	$257,691	$233,705

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$81,457	$77,296
Accrued liabilities	36,683	38,535
Current portion of long term credit facility	1,736	—
Deferred revenue	85	85

Total current liabilities	119,961	115,916

Capital lease liability	36	88
Deferred revenue	249	335
Deferred tax liability	1,946	1,158
Long term credit facility	50,971	38,000

Total liabilities	173,163	155,497

Commitments and contingencies

Shareholders’ equity:
Common stock, $.01 par value, 100,000,000 shares authorized; 56,448,663 and 49,844,253 shares issued and outstanding	564	498
Warrants to purchase common stock	—	533
Additional paid-in capital	418,846	410,681
Accumulated deficit	(334,882)	(333,504)

Total shareholders’ equity	84,528	78,208

	$257,691	$233,705

EVINE Live Inc.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	For the Three Month Periods Ended		For the Twelve Month Periods Ended
	January 31, 2015	February 1, 2014	January 31, 2015	February 1, 2014
Net sales	$201,224	$193,253	$674,618	$640,489
Cost of sales	135,683	131,154	429,570	410,465

Gross profit	65,541	62,099	245,048	230,024
Margin %	32.6%	32.1%	36.3%	35.9%

Operating expense:
Distribution and selling	53,283	52,218	202,579	191,695
General and administrative	5,938	5,988	23,983	23,799
Depreciation and amortization	1,980	2,978	8,445	12,320
Activist shareholder response costs	—	1,789	3,518	2,133
Executive transition costs	485	—	5,520	—

Total operating expense	61,686	62,973	244,045	229,947

Operating income (loss)	3,855	(874)	1,003	77

Other expense:
Interest income	2	1	10	18
Interest expense	(388)	(356)	(1,572)	(1,437)

Total other expense	(386)	(355)	(1,562)	(1,419)

Income (loss) before income taxes	3,469	(1,229)	(559)	(1,342)
Income tax provision	(210)	(293)	(819)	(1,173)

Net income (loss)	$3,259	$(1,522)	$(1,378)	$(2,515)

Net income (loss) per common share	$0.06	$(0.03)	$(0.03)	$(0.05)

Net income (loss) per common share —assuming dilution	$0.06	$(0.03)	$(0.03)	$(0.05)

Weighted average number of common shares outstanding:
Basic	56,357,182	49,781,629	53,458,662	49,504,892

Diluted	57,598,309	49,781,629	53,458,662	49,504,892

EVINE Live Inc.

AND SUBSIDIARIES

Reconciliation of Adjusted EBITDA to Net Income (Loss):

	For the Three Month Periods Ended		For the Twelve Month Periods Ended
	January 31, 2015	February 1, 2014	January 31, 2015	February 1, 2014

Adjusted EBITDA (000’s)	$6,952	$4,842	$22,773	$18,012
Less:
Activist shareholder response costs	—	(1,789)	(3,518)	(2,133)
Executive transition costs	(485)	—	(5,520)	—
Non-cash share-based compensation	(522)	(849)	(3,860)	(3,217)

EBITDA (as defined) (a)	5,945	2,204	9,875	12,662

A reconciliation of EBITDA to net income (loss) is as follows:

EBITDA (as defined) (a)	5,945	2,204	9,875	12,662
Adjustments:
Depreciation and amortization	(2,090)	(3,078)	(8,872)	(12,585)
Interest income	2	1	10	18
Interest expense	(388)	(356)	(1,572)	(1,437)
Income taxes	(210)	(293)	(819)	(1,173)

Net income (loss)	$3,259	$(1,522)	$(1,378)	$(2,515)

(a)	EBITDA as defined for this statistical presentation represents net income (loss) for the respective periods excluding depreciation and amortization expense, interest income (expense) and income taxes. The Company defines Adjusted EBITDA as EBITDA excluding debt extinguishment, non-operating gains (losses); non-cash impairment charges and writedowns, activist shareholder response costs, executive transition costs and non-cash share-based compensation expense.

Management has included the term Adjusted EBITDA in its EBITDA reconciliation in order to adequately assess the operating performance of the Company’s television and internet businesses and in order to maintain comparability to its analyst’s coverage and financial guidance, when given. Management believes that Adjusted EBITDA allows investors to make a more meaningful comparison between our business operating results over different periods of time with those of other similar companies. In addition, management uses Adjusted EBITDA as a metric measure to evaluate operating performance under its management and executive incentive compensation programs. Adjusted EBITDA should not be construed as an alternative to operating income, net income or to cash flows from operating activities as determined in accordance with GAAP and should not be construed as a measure of liquidity. Adjusted EBITDA may not be comparable to similarly entitled measures reported by other companies.

Contacts:

Media:

Dawn Zaremba

EVINE Live

press@evine.com

(952) 943-6043

Investors:

Chris Eddy

Catalyst Global LLC

evlv@catalyst-ir.com

(212) 924-9800

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